                                                                    EXHIBIT 21.1

                            PROCOM TECHNOLOGY, INC.

                              LIST OF SUBSIDIARIES

                                             STATE OR JURISDICTION
   NAME OF LEGAL ENTITY                        OF INCORPORATION
   --------------------                      ---------------------
Procom Technology FSC                        U.S. Virgin Islands
Megabyte Computerhandels AG                  Germany
Invincible Technology Acquisition Corp.      Massachusetts
Procom AG, formerly known as Pera AG         Switzerland
Procom SPA, formerly known as Gigatek SRL    Italy
Procom Technology, UK                        United Kingdom


          All are wholly-owned subsidiaries of Procom Technology, Inc.